Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EVANS & SUTHERLAND COMPUTER CORPORATION

In accordance with the provisions of the Utah Revised Business Corporation Act, Evans & Sutherland Computer Corporation hereby adopts the following Amended and Restated Articles of Incorporation.

ARTICLE I

NAME

The name of the corporation is “Evans & Sutherland Computer Corporation” (the “Corporation”).

ARTICLE II

DURATION

The duration of the Corporation is perpetual.

ARTICLE III

PURPOSE

The pursuit of business agreed upon and for which the Corporation is formed is:

To engage in any lawful activity for which corporations may be organized under the laws of the State of Utah.

ARTICLE IV

REGISTERED AGENT

The registered agent of the Corporation is CT Corporation System and its address in the State of Utah is 1108 South Union Ave, Midvale, UT 84047.

ARTICLE V

PRINCIPAL OFFICE

The principal office of the Corporation is 770 Komas Drive, Salt Lake City, Utah, 84108.

ARTICLE VI

AUTHORIZED SHARE CAPITAL

The number of shares the Corporation is authorized to issue is one hundred (100) shares, all of which are of one class designated as common stock having par value of $0.001 per share. The holders of the common stock shall have unlimited voting rights and are entitled to receive distributions, including dividends, when declared by the board of directors and the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.

ARTICLE VII

DIRECTORS

The number of directors of the Corporation shall be fixed in the bylaws.

ARTICLE VIII

DIRECTOR LIABILITY

Liability of the Corporation’s directors to the Corporation and its shareholders shall be limited to the fullest extent permitted by Utah law for monetary damages for any action taken or any failure to take any action as a director. Any repeal or modification of this paragraph by the shareholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

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